Exhibit 10.1

3COM CORPORATION

MANAGEMENT RETENTION AGREEMENT

Amended and Restated as of July 15, 2003

This Management Retention Agreement (the “Agreement”) is made and entered into by and between Bruce Claflin (the “Employee”) and 3Com Corporation (the “Company”), amended and restated effective as of July 15, 2003 (the “Effective Time”).

R E C I T A L S

A.                                   It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

B.                                     The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.                                     Employee and the Board, upon reviewing Employee’s Management Retention Agreement as in effect prior to this amendment and restatement (the “Prior Agreement”), determined that payments and benefits were likely to have been made thereunder pursuant to the Company’s restructuring. Thereafter, Employee and the Board agreed to eliminate substantially all of the benefits otherwise payable under the Prior Agreement pursuant to the Company’s restructuring.  The Board continues to believe that it is imperative to provide the Employee with benefits upon a Change of Control (and upon certain terminations of employment prior to a Change of Control) which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.  The Board also believes that it is important to provide meaningful long-term incentives to Employee to remain with the Company.

D.                                    Certain capitalized terms used in the Agreement are defined in Section 6 below.

E.                                      Employee and the Company are parties to an Employment Agreement dated December 22, 2000, as may be modified or amended from time to time by the mutual written agreement of the parties (the “Employment Agreement”).  References in the Employment Agreement to the “Management Retention Agreement” shall be deemed to refer to the Management

Retention Agreement as amended and restated as of July 15, 2003 or as may be further modified or amended from time to time by the mutual written agreement of the parties.

The parties hereto agree as follows:

1.                                       Term of Agreement.  This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.                                       At-Will Employment.  Subject to the Company discharging any of its obligations to provide Employee with payments and benefits under the Employment Agreement and this Management Retention Agreement, the Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under Massachusetts law, and may be terminated by either party at any time, with or without cause.  If the Employee’s employment terminates for any reason, including (without limitation) any termination more than 3 months prior to a Change of Control, the Employee shall not be entitled to any payments, benefits or compensation other than as provided by this Agreement, the Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans or pursuant to other written agreements with the Company.

3.                                       Retention Arrangement.

(a)                                  Deferred Compensation Plan Account Credit.  No later than October 31, 2003, the Company will credit Employee’s account in the 3Com Deferred Compensation Plan with an amount equal to (i) two hundred percent (200%) of the Employee’s Annual Compensation, plus (ii) one hundred percent (100%) of Employee’s Target Bonus as in effect for the 2004 fiscal year, pro-rated by multiplying such Target Bonus amount by a fraction, the numerator of which shall be the number of Company 2004 fiscal year days elapsed on July 15, 2003, and the denominator of which shall be three-hundred and sixty-five (the “Retention Benefit”); provided, however, that if Employee remains with the Company through the end of the 2004 fiscal year, then the Company may subtract the gross pro-rated amount previously credited to Employee’s account pursuant to this paragraph from the gross annual target bonus amount otherwise payable to Employee on account of the 2004 fiscal year; provided, further, that on each vesting date, Employee’s Deferred Compensation Plan account will be debited in an amount equal to the employee-side Medicare amounts paid out by 3Com on account of such vesting.

(b)                                 Retention Benefit Vesting.

(i)                                     Vesting.  Employee shall vest as to one-third (1/3) of the Retention Benefit (and proportional earnings and losses thereon) upon each anniversary of the Effective Time, so as to be 100% vested on July 15, 2006, subject to Employee remaining employed by the Company on each vesting date.  However, the Retention Benefit shall vest earlier as to 100% upon (i) a Change of Control, (ii) subject to Employee entering into a mutual release of claims with the Company in substantially the form attached hereto as Exhibit A, as updated to reflect different applicable state and federal laws (a “Release”) Employee’s termination by the Company other than for Cause, (iii) subject to Employee entering into a Release, Employee’s termination for Good Reason, or (iv) Employee’s termination of employment pursuant to Employee’s death or Disability; provided, that with respect to the pro-rated Target Bonus portion of the Retention Benefit, such amount shall vest, if earlier, upon the last day of the Company’s 2004 fiscal year so long as Employee remains employed with the Company through such date.  If the Employee does not remain employed with the Company through a Retention Benefit vesting date, the unvested Retention

Benefit (and credited earnings and losses thereon) shall revert to the Company.  Once vested, the Retention Benefit shall continue to remain subject to the terms and conditions of the 3Com Deferred Compensation Plan and Employee’s elections thereunder.

(ii)                                  Severance Pay Under the Employment Agreement From July 15, 2004 Through July 15, 2006.  In the event that, prior to a Change of Control and in the period from July 15, 2004 through July 15, 2006, Employee’s employment with the Company terminates and the benefits provided in Section (h)(i) of the Employment Agreement become due and payable to Employee (a “Triggering Event”), then, in lieu of the severance payment of “continued payments of two year’s Base Salary plus Target Bonus” set forth in such provision (the “Severance Pay”), Employee shall instead receive severance pay in an amount calculated by multiplying the Severance Pay (A) for Triggering Events from July 15, 2004 through July 15, 2005, by one-third, and (B) for Triggering Events from July 15, 2005 through July 15, 2006, by two-thirds.  Nothing in this provision shall affect in any way the Employee’s entitlement to unvested stock options and restricted shares pursuant to the Employment Agreement and the Employee shall continue to be entitled to receive unvested stock options and restricted shares as provided for in the Employment Agreement upon a Triggering Event.  Subject to Section 4(c) hereof, Employee shall also be eligible to receive 100% of Severance Pay for Triggering Events outside of the period from July 15, 2005 through July 15, 2006.

(iii)                               Forfeiture in the Event Employee Materially Competes Within One Year Following Termination of Employment.  In the event that Employee, within one year following his termination as an employee, Materially Competes With the Company (as defined in Section 6 hereof), then Employee shall forfeit any Retention Benefit (and earnings or losses thereon) then remaining in his 3Com Deferred Compensation Plan account, including vested amounts, and such amounts shall revert to the Company; provided, however, that the pro-rated target bonus component of the Retention Benefit (and earnings or losses thereon), shall not be subject to such forfeiture if Employee remains employed by the Company through the end of the Company’s 2004 fiscal year.

(c)                                  Retention Benefit Distribution Election.  Employee may elect to receive the Retention Benefit (and credited earnings and losses thereon) in a lump-sum or in from one to six annual installments, one of which installments may, by election, be on Employee’s termination date (which installment payments shall be substantially equal after giving effect to earnings and losses between installments) following either (i) his termination as a Company employee, or (ii) upon Employee’s prior written election, his termination as an officer of the Company.  Employee may change his distribution election by means of a new written election filed with the Company at least one year prior to the initial distribution date.

(d)                                 Continued Employee Benefits.  At any time when Employee’s employment terminates, voluntarily or involuntarily, for any or no reason and with or without Cause, the Company shall provide Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the termination of employment and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the termination of employment (the “Company-Paid Coverage”).  If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense.  Company-Paid Coverage shall continue until the earlier of (i) two years from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s comparable group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage.  For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA. This Section 3(d) supercedes Section (b)(i)(iii) of the Employment Agreement which provides the Employee and his covered dependents with only eighteen (18) months of continued Employee Benefits upon the occurrence of specified events.

4.                                       Change of Control Benefits.

(a)                                  Benefits.  Upon a Change of Control of the Company occurring while Employee is still employed by the Company, then subject to Employee entering into a standard form of mutual release of claims with the Company in substantially the form attached hereto as Exhibit A (as updated to reflect applicable state and federal law), the Company shall provide Employee with the following benefits:

(i)                                     Lump-Sum Payment for Change of Controls Occurring On or After July 15, 2004.  For Change of Controls occurring (A) on or after July 15, 2004 through July 14, 2005, a lump-sum cash payment in an amount equal to two-thirds of the Employee’s Annual Compensation, (B) on or after July 15, 2005 through July 14, 2006, a lump-sum cash payment in an amount equal to one and one-third of the Employee’s Annual Compensation, and (C) on or after July 15, 2006, a lump-sum cash payment in an amount equal to 200% of the Employee’s Annual Compensation.

(ii)                                  Pro-Rated Bonus Payment.  Regardless of when a Change of Control occurs, a lump-sum cash payment equal to 100% of such Employee’s target bonus as in effect for the fiscal year in which the Change of Control occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days prior to occurrence of the Change of Control during such fiscal year, and the denominator of which shall be three-hundred and sixty-five; provided, however, that if Employee remains with the Company through the end of the fiscal year in which the Change of Control occurs, then the Company may subtract the amount previously paid to Employee pursuant to this paragraph from the annual target bonus amount otherwise payable to Employee on account of such fiscal year; provided, further, that with respect to a Change of Control in the Company’s 2004 fiscal year, such payment shall be reduced by an amount equal to the pro-rated target bonus component of the Retention Benefit.

(iii)                               Equity Compensation Accelerated Vesting.  Regardless of when a Change of Control occurs, one hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Employee shall automatically be accelerated in full so as to become completely vested.

(iv)                              Extension of Stock Option or Stock Appreciation Right Post-Termination Exercisability.  Regardless of when a Change of Control occurs, the post-termination exercise period of any outstanding Company stock options or stock appreciation rights held by Employee shall be extended to the lesser of (A) one year from the date of Employee’s termination, or (B) the original term of such award.

(b)                                 Termination Prior to a Change of Control.  In the event (i) the Employee’s employment is terminated for any reason prior to a Change of Control, then the Employee shall be entitled to receive severance pursuant to the severance provisions of the Employment Agreement as modified by Section 3(b)(ii) of this Agreement and Retention Benefits (upon certain terminations of employment as set forth in Section 3 hereof) and any other benefits as may then be established or provided under the Company’s existing severance and benefits plans or other written agreements with the Company; provided, however, that notwithstanding any other provisions of this Agreement, if Employee’s employment with the Company is terminated without Cause or pursuant to a Voluntary Termination for Good Reason within three (3) months prior to a Change of Control, then Employee shall receive, on the occurrence of the Change of Control, the benefits that he would have received under this Agreement had he remained employed with the Company through such Change of Control.

(c)                                  No Dual Benefits.  In the event that Employee receives benefits pursuant to Section 4(a)(iii) or 4(a)(iv) hereof, he shall not be entitled to receive severance benefits pursuant to the Employment Agreement or the Section 16 Severance Plan.

5.                                       Golden Parachute Excise Tax Full Gross-Up.  In the event that the benefits provided for in this Agreement or otherwise payable to the Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then the Employee shall receive (i) a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Employee pursuant to this sentence.  Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”).  For purposes of making the calculations required by this Section 5, the Accountants shall assume that applicable taxes are applied at the maximum rates provided by law and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.                                       Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                  Annual Compensation.  “Annual Compensation” shall mean an amount equal to the sum of (i) the Employee’s Company annual base salary as in effect immediately preceding the Change of Control or Retention Benefit payment, as applicable, and (ii) 100% of the Employee’s Target Bonus.

(b)                                 Cause.  “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(c)                                  Change of Control.  “Change of Control” means the occurrence of any of the following events:

(i)                                     Any Person becomes the “beneficial owner” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Beneficial Owner”), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii)                               The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)                              A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(d)                                 Disability.  “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness with reasonable accommodation, and such inability continues at least 26 weeks and after the end of the twenty-six (26) week period, the disability is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment.  In the event that the Employee resumes the performance of substantially all of his duties hereunder with or without reasonable accommodation before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e)                                  Materially Competes With the Company.  “Materially Competes With the Company” shall mean engaging in any business activity (whether as an employee, consultant, proprietor, partner, director or otherwise) that materially competes with the Company or its affiliates, including the Huawei joint venture if the Company is then a major shareholder of same (the “Affiliates”), including developing, selling, marketing, manufacturing, licensing, or distributing products or services that are competitive with the products and services being developed, sold, marketed, manufactured, licensed, or distributed by the Company or its Affiliates at the time Employee’s employment terminates; or owning a material interest in, or materially participating in the financing, operation, management or control of any entity whose products or services compete in whole or in part with those of the Company or its Affiliates, provided, however, that ownership (directly or indirectly) of up to five percent (5%) of the capital stock or other securities of any corporation or other entity shall not be deemed to Materially Compete With the Company.

(f)                                    Person.  “Person” shall have the same meaning accorded to such term in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

(g)                                 Target Bonus.  “Target Bonus” shall mean Employee’s bonus, equal to 100% of Base Salary.

(h)                                 Voluntary Termination for Good Reason.  “Voluntary Termination for Good Reason” shall mean the Employee voluntarily resigns after the occurrence of any of the following: (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction (including a material reduction occurring through a series of immaterial reductions that constitute, in the aggregate, a material reduction) or the assignment to Employee of such reduced duties, title, authority or responsibilities; (ii) without the Employee’s express written consent, a material reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction (including a material reduction occurring through a series of immaterial reductions that constitute, in the aggregate, a material reduction), other than a reduction generally applicable to all senior management of the Company; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s aggregate benefits package is materially reduced (including a material reduction occurring through a series of immaterial reductions that constitute, in the aggregate, a material reduction)  (other than a reduction that generally applies to Company employees); (v) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location, without the Employee’s express written consent; provided, however, that Employee’s relocation to the Company’s Marlborough, Massachusetts facility shall not constitute grounds for a Voluntary Termination for Good Reason; or (vi) any act or set of facts or circumstances which would constitute a constructive termination of the Employee under Massachusetts law.

7.                                       Non-Solicitation.  In consideration for the Change of Control benefits Employee is to receive herein Employee agrees that he will not, at any time during the one year following his termination date on or following the full vesting of his Retention Benefit (other than the vesting of the pro-rated target bonus component thereof), directly or indirectly solicit any individuals to leave the Company’s (or any of its subsidiaries’) employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees.

8.                                       Successors.

(a)                                  Company’s Successors.  The Company shall cause and require that any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.  In the event that the Company does not meet the requirements of this Section 8(a), all payments and benefits under the Employment Agreement and the Management Retention Agreement shall accelerate and immediately become payable and due as obligation of the Company as well as any successor.

(b)                                 Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.                                       Dispute Resolution.

(a)                                  The parties shall first meet to settle any dispute through good faith negotiation or non-binding mediation.  If not settled by good faith negotiation or non-binding mediation between the parties within 30 days from the date one party requests in writing to meet the other party, then to the extent permitted by law, any dispute or controversy arising out of or relating to this Agreement or the Employment Agreement, or the interpretation, validity, construction, performance, breach, or termination of either agreement shall be finally settled by binding arbitration by an arbitrator voluntarily agreed to by the parties or, in the absence of such agreement, by the American Arbitration Association, to be held in Boston, Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be confidential, final, conclusive and binding on the parties to the arbitration.  Judgment may be entered under a protective order on the arbitrator’s decision in any court having jurisdiction.  The Company shall pay all costs of any mediation or arbitration; provided, however, that each party shall pay its own attorney and advisor fees.

(b)                                 The arbitrator shall apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflict of law with respect to any disputes arising under or relating to this Agreement.  The arbitrator shall apply California law to the merits of any dispute or claim, without reference to the rules of conflict of law, to any dispute arising under or relating to the Employment Agreement.  The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

This Section 9 supercedes the Dispute Resolution provision appearing on the fifth page of the Employment Agreement which is no longer in effect and shall be considered null and void.

10.                                 Notice.

(a)                                  General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

11.                                 Miscellaneous Provisions.

(a)                                  No Duty to Mitigate.  The Employee shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by two authorized officers of the Company (other than the Employee).  No waiver, delay or omission by either party in exercising any right with respect to any breach of, or of non-compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.  A waiver or consent given by the Company or the Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(c)                                  Whole Agreement.  This Agreement, the Employment Agreement, the 3Com  1983 Stock Option Plan, Employee’s stock option and restricted stock agreements under the 3Com 1983 Stock Option Plan, the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Executive and the indemnification agreement previously entered into by and between the Company and Executive (together, the “Agreement”) represent the entire agreement and understanding between the Company and Employee concerning Employee’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s employment relationship with the Company, including the offer letter to Employee dated June 16, 1998 and all previous versions of this Agreement.

(d)                                 Choice of Law.  This Agreement shall be governed by and interpreted and construed under the laws of the Commonwealth of Massachusetts, without regard to its rules of conflict of law.  The Employee’s Employment Agreement shall continue to be governed by and interpreted and construed under the laws of the State of California with regard to its rules of conflict of laws.  The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding to enforce an arbitration award made in connection with a claim, dispute or conflict arising out of this Agreement or the Employment Agreement or for any other claim, dispute or conflict arising out of or relating to the Employee’s employment.

(e)                                  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)                                    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement.

COMPANY	3COM CORPORATION

	By:	/s/ Eric Benhamou
ERIC BENHAMOU

Title: Chairman

and

	By:	/s/ Mark D. Michael
MARK D. MICHAEL

Title: S.V.P., General Counsel & Secretary

EMPLOYEE	By:	/s/ Bruce L. Claflin
BRUCE L. CLAFLIN

EXHIBIT A

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (“Release”) is made by and between 3Com Corporation, Inc. (the “Company”) and                                      (“Employee”).

RECITALS

WHEREAS, the Company and Employee (collectively referred to as “the Parties”) have agreed that Employee is to receive certain benefits pursuant to the agreement to which this Release is attached as Exhibit A (the “Management Retention Agreement”);

NOW THEREFORE, in connection with the promises made herein and in the Management Retention Agreement, the Company and Employee hereby agree as follows:

1.                                       Confidential Information.  Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Employee.

2.                                       Payment of Salary.  The Company represents and Employee acknowledges and represents that the Company has paid (or will pay pursuant to the terms of the applicable plan or program and the Management Retention Agreement) all salary, wages, bonuses, commissions, accrued vacation and expense reimbursements and any and all other benefits due to Employee through the date of signing of this Release.

3.                                       Release of Claims. Employee agrees that the severance benefits provided pursuant to the Management Retention Agreement represent settlement in full of all outstanding obligations owed to Employee by the Company or any subsidiary of the Company.  Employee and the Company, on behalf of themselves and their respective heirs, agents, representatives, immediate family members, executors, assigns, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, hereby fully and forever release each other and their respective heirs, agents, representatives, immediate family members, executors, assigns, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee or the Company may possess against each other from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation,

(a)                                  any and all claims relating to or arising from Employee’s relationship with the Company or any subsidiary of the Company and the termination of that relationship;

(b)                                 any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)                                  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;

(d)                                 any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code and all amendments to each such Act as well as the regulations issued thereunder;

(e)                                  any and all claims for violation of the federal, or any state, constitution;

(f)                                    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)                                 any and all claims for attorneys’ fees and costs.

Notwithstanding anything to the contrary in this Section 3, nothing in this Release is intended to relieve the Company of its obligations under California Labor Code section 2802 or any other federal or state statute or common law principle of similar effect, and the release set forth under this Section 3 does not  extend to any obligations incurred under such statutes or principles or this Release.  Employee and the Company agree that the release set forth in this Section 3 shall otherwise be and remain in effect in all respects as a complete general release as to the matters released.

4.                                       Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release.  Employee acknowledges that the consideration given for this waiver and Release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Release; (b) he has at least twenty-one (21) days within which to consider this Release; (c) he has seven (7) days following the execution of this Release by the Parties to revoke the Release; and (d) this Release shall not be effective until the revocation period has expired.  Any revocation should be in writing and delivered to a member of

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the Board of Directors by close of business on the seventh day from the date that Employee signs this Release.

5.                                       Civil Code Section 1542.  Employee and the Company represent that they are not aware of any claim other than the claims that are released by this Release.  Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other federal or state statute or common law principles of similar effect.

6.                                       No Pending or Future Lawsuits.  Employee and the Company represent to each other that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against each other or any other person or entity referred to herein.  Employee and the Company also represent to each other that as of the Effective Date, they do not have any basis for, and do not intend to bring any claims on their behalf or on behalf of any other person or entity against each other or any other person or entity referred to herein.

7.                                       No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any lawsuits, disputes, claims, charges, or complaints by any third party against the Company (including any subsidiary of the Company, and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company or any subsidiary in his, her or its capacity as such on behalf of the Company or any subsidiary) unless under a subpoena, court order or otherwise required by law to do so.

8.                                       Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of the Management Retention Agreement and this Release.  Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid thereunder by the Company and any penalties or assessments thereon.

9.                                       Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release.

10.                                 Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release.  Each Party warrants and represents that there are no liens

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or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

11.                                 No Representations.  Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release.

12.                                 Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision.

13.                                 Entire Agreement.  This Release, the Management Retention Agreement and the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Employee represent the entire agreement and understanding between the Company and Employee concerning the subject matter herein, and supersede and replace any and all prior agreements and understandings.

14.                                 No Oral Modification.  This Release may only be amended in writing signed by Employee and a duly authorized officer (other than Employee) of the Company.

15.                                 Effective Date.  This Release is effective eight days after it has been signed by both Parties (the “Effective Date”).

16.                                 Counterparts.  This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.                                 Voluntary Execution of Release.  This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)                                  They have read this Release;

(b)                                 They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                                  They understand the terms and consequences of this Release and of the releases it contains;

(d)                                 They are fully aware of the legal and binding effect of this Release.

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IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

3Com Corporation

Dated:
By:

EMPLOYEE, an individual

Dated: